Exhibit 99.1
SCF PARTNERS
February 20, 2007
Mr. Douglas E. Swanson
Chief Executive Officer
Oil States International, Inc.
Three Allen Center
333 Clay Street, Suite 4620
Houston, Texas 77002
Dear Doug:
Because of my responsibilities to our limited partners in finding and managing energy investments, it is our policy to serve on Boards of oil service companies as part of our responsibility to oversee our investments. Therefore, following the distributions of our remaining stock in Oil States to our limited partners (including myself); it is with a degree of regret that I tender my resignation as a member of the Board of Directors of Oil States International.
I have been so proud of what you have accomplished, especially building such a terrific management team. It has brought me a great deal of satisfaction to see how well the company has performed since going public, and I know that your future will be strong.
Although I will be resigning as a member of the Board, I have a substantial retained investment in Oil States and look forward to many prosperous quarters and years ahead. You have a strong Board, and I know the future will be bright.
Sincerely,
/s/ L. E. Simmons
L. E. Simmons
President
600 TRAVIS STREET, SUITE 6600 HOUSTON, TEXAS 77002-3007 (713) 227-7888 FAX: (713) 227-7850